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Confidential & Draft 1aGHE
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FOR IMMEDIATE RELEASE                       Contact: Glenn Epstein
NASDAQ:IMGC                                          Chairman & CEO

                                            Contact: Cathy Yudzevich
                                                     IR Specialist
                                                    (518) 782-1122



            INTERMAGNETICS' ACQUISITION OF INVIVO CORPORATION CLEARS
                        REGULATORY REVIEW WAITING PERIOD


LATHAM, NY, January 7, 2004--Intermagnetics General Corporation (NASDAQ:IMGC), today announced that the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 has expired without any requests for additional information or documentary material regarding Intermagnetics' acquisition of Invivo Corporation. Intermagnetics is now able to proceed with the acquisition, subject to satisfaction or waiver of conditions contained in the merger agreement and described in the offer to purchase dated December 23, 2003 that has been distributed to the stockholders of Invivo.


In connection with the tender offer, Intermagnetics has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC"). Stockholders of Invivo are advised to read this, the offer to purchase, Invivo's solicitation/recommendation statement on Schedule 14D-9 and any other documents related to the tender offer that are filed with the SEC when they become available.

Stockholders of Invivo may obtain copies of these documents without charge, when available, at the SEC's website at www.sec.gov or from Intermagnetics, attn:
Cathy Yudzevich, IR Specialist, PO Box 461, Latham, New York, 12110-0461, Fax
(518) 783-2602.

Intermagnetics (http://www.igc.com), drawing on the financial strength, operational excellence and technical leadership in its core businesses of Magnetic Resonance Imaging and Instrumentation, has become a prominent participant in superconducting applications for Energy Technology. The company has a more than 30-year history as a successful developer, manufacturer and marketer of superconducting materials, radio-frequency coils, magnets and devices utilizing low- and high-temperature superconductors and related cryogenic equipment.

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